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                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                 (As Amended and Restated as of January 1, 1998)

                  This Supplemental Executive Retirement Plan (the "Supplemental Plan") was adopted and established, effective September 28, 1989 and amended and restated effective as of January 1, 1995, by Handy & Harman, a New York corpora-tion (the "Company"), for Eligible Executives who participate in the Handy & Harman Pension Plan (the "Pension Plan") which Pension Plan is intended to satisfy the requirements of the Internal Revenue Code of 1986, as amended (the "Code"). The Supplemental Plan is hereby amended and restated, effective as of January 1, 1996.

                  1. Purpose. The Supplemental Plan shall provide for the payment of supplementary retirement benefits to compensate an Eligible Executive for the amount of the reduction, if any, in his benefits under the Pension Plan on account of (i) the application of Section 401(a)(17) or Section 415 of the Code, or (ii) the exclusion from "Pay," as defined in Section 3.10 of the Pension Plan of amounts received under the Company's Management Incentive Plan ("MIP").

                  2. Participation. As used in the Supplemental Plan, the term "Eligible Executive" shall mean any corporate officer of the Company who participates in the Pension Plan and is designated by the Committee (as defined in Section 6 hereof) to participate herein. Subject to the provisions of Section 10 hereof, (i) no payment of any benefit accrued hereunder shall commence to a Participant prior to the time payments would otherwise commence under the terms of the Pension Plan and (ii) no payment shall be payable hereunder to any Participant who has not been a corporate officer of the Company for at least five (5) years.

                  3. Retirement Benefits. The Participant's Accrued Monthly Pension under the Supplemental Plan shall be equal to the excess, if any, of (a) over (b), where:

                  (a) equals to Participant's Accrued Monthly Pension pursuant to the Pension Plan determined without regard to the limits of Section 401(a)(17) or Section 415 of the Code and including within the definition of "Pay" under the Pension Plan either (x) fifty percent (50%) of the amounts awarded to the Eligible Executive pursuant to the MIP in respect of MIP plan years up to and including 1994, or (y) twenty-five percent (25%) of the amounts awarded to the Eligible Executive pursuant to the

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                           MIP in respect of MIP plan years including 1995
                           and thereafter (with the MIP award included in Pay for the plan year in which it is paid); and

                  (b) equal the Participant's Accrued Monthly Pension as calculated under the Pension Plan.


                  Except as provided in Section 10 hereof, the pension under the Supplemental Plan shall become payable at the same time as the pension under the Pension Plan.

                  A Participant may elect a form of payment under the Supplemental Plan that is different than the pension payable under the Pension Plan. The following forms of pensions are available under the Supplemental Plan.

                           (i) the optional forms of pension benefit listed in the Pension Plan

                           (ii) the lump sum option described in Section 11 of the Supplemental Plan

                           (iii) any other form of monthly pension that is approved by the Committee

                  Upon the death of an Eligible Executive who has been a corporate officer of the Company for at least five years and has been married for the one year period ending on the date of his death, a monthly pension will be payable to his surviving spouse during the same period that the preretirement spouse pension is payable to the surviving spouse under the Pension Plan. The amount of the monthly pension to the surviving spouse will be equal to the excess, if any, of (c) over (d), where:

                  (c) equals the monthly pension that is based on the amount of the Participant's Accrued Monthly Pension as described in (a) above and converted to a Preretirement Spouse Pension as described in the Pension Plan assuming that the spouse pension is payable on the 100% Joint and Survivor Pension basis, and


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                  (d)      equals the amount of monthly pension payable under
                           the Pension Plan.

                  The amount of Supplemental Plan pension payable to the Participant or to the surviving spouse shall not be adjusted by cost of living increases provided under the Pension Plan and the Supplemental Plan pension shall not be decreased by any increase in the Pension Plan pension due to cost of living increases under the Pension Plan.

                  4. Source of Benefits. The benefits payable under the Supplemental Plan shall be paid exclusively from the Company's general assets. In this regard, the Company may create a grantor trust (within the meaning of section 671 of the Code) in connection with the Supplemental Plan to which is shall from time to time contribute amounts to accumulate a reserve against its obligations hereunder. Such trust and any assets held by such trust to assist the Company in meeting its obligations under the Supplemental Plan shall conform to the terms of the model trust as described in Internal Revenue Service Procedure 92-64 (I.R.B. 1992-33). Notwithstanding the creation of such trust, the benefits hereunder shall be a general obligation of the Company. Payment of benefits from such trust shall, to that extent, discharge the Company's obligations under this Supplemental Plan. Eligible Executives shall have only a contractual right as general creditors of the Company to the amounts, if any, payable hereunder and such right shall not be secured by any assets of the Company or the trust.

                  5. Construction. The Company intends the Supplemental Plan to be a benefit plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Title 1 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any ambiguities in construction shall be resolved in favor of interpretations which will effectuate such intention. The Supplemental Plan shall be governed by and construed in accordance with the laws of the State of New York to the extent such laws are not preempted by ERISA.

                  6. Administration of the Supplemental Plan. The Supplemental Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall have authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Supplemental Plan and decide or resolve any and all questions including interpretations of the Supplemental Plan as may arise in connection with the Supple-

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mental Plan. The Committee shall designate from time to time those eligible for inclusion in the Supplemental Plan. The Committee may employ agents and delegate to them such administrative duties as it sees fit and may consult with counsel who may be counsel to the Company. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Supplemental Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest therein.

                  7. Termination, Suspension or Amendment. The Board of Directors of the Company in its sole discretion may terminate, suspend or amend the Supplemental Plan at any time or from time to time, in whole or in part; provided, however, that no such termination, suspension or amendment shall adversely affect the benefits of any corporate officer of the Company who is vested or eligible for Disability Retirement under the Pension Plan, or the pension to the surviving spouse of such a corporate officer who is then entitled to a spouse pension.

                  8. Effective Date. The effective date of the Supplemental Plan shall be September 28, 1989, as amended December 13, 1993, as amended and restated as of January 1, 1995, and as amended and restated as of January 1, 1996.

                  9. General Conditions. No interest of any person and no benefit payable hereunder shall be assigned as security for a loan and any such purported assignment shall be null, void and of no effect. No such interest or benefit shall be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any person and any such purported action shall be null, void and of no effect.

                  No Eligible Executive and no other person shall have any legal or equitable right or interest in the Supplemental Plan which are not expressly granted hereunder. Participation hereunder does not give any person any right to be retained in the service of the Company or to continue in its employ, the right and power of the Company to dismiss or discharge any executive is expressly reserved.

                  10. Acceleration of Payments. In the event a "change of control" of the Company (as hereinafter defined) shall occur, the lump sum payment (as herein after defined) of the amount of benefits hereunder shall be determined for each Eligible Executive and each such person shall be deemed to be 100% vested.

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                  The aggregate amount of all such lump sum payments shall be paid into a grantor trust (which may include the grantor trust referred to in Section 4 hereof) established by the Company for payment to such Eligible Executives in accordance with the terms of such trust fund. Such amount to be paid shall be reduced by the value of the assets in such grantor trusts at the time of the payment with respect to the persons reflected in the lump sum amounts. Such amount shall be paid to the trusts immediately upon the occurrence of the change of control.

                  Each participant will receive the amount of lump sum payment calculated on his behalf within 30 days of the change of control. The lump sum payment to each participant under this Supplemental Plan shall be equal to the excess of (i) over (ii), where:

                  (i) equals the lump sum present value of the amount of monthly pension described in subsection (a) of
                           Section 3 of this Supplemental Plan, determined as of the date of the change of control, in accordance with the methodology set forth in Section 1.1 of the Pension Plan except that the interest rate for the Supplemental Plan will be equal to 80% of the applicable interest rate for Pension Plan, and the lump sum payment will be calculated on the assumption that the pension would have commenced on the first day of the month following the participant's 60th birthday (current age if older) and that the Partici-pant would have been entitled to receive such benefits as an Early Retirement Benefit on such date, and

                  (ii) equals the lump sum present value of the amount of monthly pension described in subsection (b) of
                           Section 3 of this Supplemental Plan, determined as

                           of the date of the change of control, in accordance with the methodology set forth in Section 1.1 of the Pension Plan.

                  In addition to the lump sum payment described above, the Company shall reimburse each participant who receives such a lump sum payment for any excise tax (and any income and excise tax due with respect to such reimbursement) imposed on such lump sum payments in connection with a change of control of the Company pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. The basis for such reimbursement calculation shall be consistent with similar calculations described in change of control agreements of the Company.


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                  For purposes of the Supplemental Plan, a "change of control"
shall occur if:

                  (a) any "Person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Com-
                           pany), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

                  (b) during any period of two consecutive years (not including any period prior to the adoption of the Supplemental Plan), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section) whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                  (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation; other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or
                           (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "Person" (as herein above defined) acquires more than 50% of

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                           the combined voting power of the Company's then
                           outstanding securities; or

                  (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                  11. Lump Sum Option. Unless his benefit is accelerated under
Section 10 hereunder, a participant who has a valid lump sum payment election in effect at his termination of employment date will receive his benefits under the Supplemental Plan in a lump sum payment within the 30-day period following his termination of employment date or, if later, upon attainment of age 60. The payment will be made as soon as practical thereafter. A lump sum payment election will be valid if approved by trustee or if either (i) it has been in effect for at least 12 months and is on a form authorized by the Committee or
(ii) in the event of extraordinary circumstances, it has been approved by the Committee, in its sole discretion, upon application by the participation in accordance with such procedures established by the Committee.

                  The amount of the lump sum payment will be equal to the monthly pension that is the excess of (a) over (b) as described in Section 3 multiplied by the applicable lump sum factor. The applicable lump sum factor shall be the same factor as determined for single sum amounts in Section 1.1 of the Pension Plan except that the applicable interest rate reflected in the calculation for the Supplemental Plan will be equal to 80% of the applicable interest rate for the Pension Plan.